Exhibit 3.1
FIFTH AMENDED AND RESTATED
ARTICLES OF INCORPORATION
of
TANDEM HEALTH CARE, INC.
     TANDEM HEALTH CARE, INC., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (the “Corporation”), hereby certifies as follows:
     FIRST: The name of the Corporation is Tandem Health Care, Inc.
     SECOND: The Corporation’s registered office address is: c/o CT Corporation System, 1515 Market Street, Suite 1210, Philadelphia, PA 19102.
     THIRD: The Corporation is incorporated under the provisions of the Business Corporation Law of 1988 (15 Pa. C.S. §§ 1101 et seq.), as amended on September 16, 1997.
     FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 96,189,555 shares, consisting of 59,245,111 shares of Preferred Stock, $.01 par value (“Preferred Stock”), of which 7,500,000 shares are designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”), 28,800,000 shares are designated as Series B Redeemable Preferred Stock (“Series B Preferred Stock”), 2,600,000 shares are designated as Series C Convertible Preferred Stock (“Series C Preferred Stock”), 2,100,667 shares are designated as Series E Convertible Preferred Stock (“Series E Preferred Stock”), 6,300,000 shares are designated as Series F Redeemable Preferred Stock (“Series F Preferred Stock”), 5,084,325 shares are designated as Series G Convertible Preferred Stock (“Series G Preferred Stock” and together with the Series A Preferred Stock, the Series C Preferred Stock and the Series E Preferred Stock, the “Convertible Preferred Stock”) and 6,860,119 shares are designated as Series H Redeemable Preferred Stock (“Series H Preferred Stock”, and together with the Series B Preferred Stock and the Series F Preferred Stock, the “Redeemable Preferred Stock”) and 36,944,444 shares of Common Stock, $.00008 par value (“Common Stock”). All cross-references in each subdivision of this Article FOURTH refer to other paragraphs in such subdivision unless otherwise indicated.
     The following is a statement of the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of stock of the Corporation:

I
PREFERRED STOCK
     Except as otherwise expressly provided herein, all shares of Preferred Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.
     1. Dividends.
     1A. Redeemable Preferred Stock. Except as otherwise provided herein, the holders of Redeemable Preferred Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of funds legally available for such purpose, cash dividends at the annual rate of 9% of the Redeemable Preferred Stock Liquidation Payments (as defined herein) of such shares as of the immediately preceding Dividend Compounding Date (as defined herein), and no more. Dividends on the Redeemable Preferred Stock shall be cumulative and shall accrue from the date of issue of the Redeemable Preferred Stock. For purposes hereof, “Dividend Compounding Date” means March 31, June 30, September 30 and December 31 of each year (or, if no such date shall have passed since the issuance of the Redeemable Preferred Stock, the date of such issuance).
     At any time when any shares of Redeemable Preferred Stock shall remain outstanding, without the prior written consent of the holders of 66-2/3% of the outstanding Redeemable Preferred Stock, voting together as a class except as required by law, no dividend whatsoever shall be declared or paid upon, nor shall any distribution be made upon, any Convertible Preferred Stock or any Common Stock, other than a dividend or distribution payable in shares of Common Stock, nor shall any shares of Common Stock or Convertible Preferred Stock be purchased or redeemed by the Corporation, nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Common Stock, unless all accrued dividends on the Redeemable Preferred Stock shall have been declared and paid and any arrears in the mandatory redemption of the Redeemable Preferred Stock shall have been made good; provided that (i) the Corporation may repurchase or redeem shares of Common Stock owned by employees, consultants, agents, brokers, officers, or directors of the Corporation in accordance with agreements entered into with the approval of the Board of Directors of the Corporation and (ii) the foregoing restrictions shall not apply to payments by the Corporation to holders of “Warrants” and “Warrant Shares” (as such terms are defined in the Warrant Agreement, dated February 27, 1998 (the “Warrant Agreement”), between the Corporation and Health Care REIT, Inc.) pursuant to Section 11(a) or Section 11(b) of the Warrant Agreement (which payments shall be governed by subparagraph 2D hereof).
     1B. Convertible Preferred Stock. The holders of Convertible Preferred Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of funds legally available for such purpose, cash dividends at the annual rate of 9% of the Convertible Preferred Stock Liquidation Payments (as defined herein) of such shares as of the immediately preceding Dividend Compounding Date, and no more. Dividends on the Convertible Preferred Stock shall be cumulative and shall accrue from the date of issue of the Convertible Preferred Stock.

     At any time when any shares of Convertible Preferred Stock shall remain outstanding, without the prior written consent of the holders of 66-2/3% of the outstanding Convertible Preferred Stock, voting together as a single class except as required by law, no dividend whatsoever shall be declared or paid upon, nor shall any distribution be made upon, any Common Stock, other than a dividend or distribution payable in shares of Common Stock, nor shall any shares of Common Stock be purchased or redeemed by the Corporation, nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Common Stock, unless all accrued dividends on the Convertible Preferred Stock shall have been declared and paid and any arrears in the mandatory redemption of the Convertible Preferred Stock shall been made good; provided that (i) the Corporation may repurchase or redeem shares of Common Stock owned by employees, consultants, agents, brokers, officers or directors of the Corporation in accordance with agreements entered into with the approval of the Board of Directors of the Corporation and (ii) the foregoing restrictions shall not apply to payments by the Corporation to holders of Warrants and Warrant Shares pursuant to Section 11(a) or Section 11(b) of the Warrant Agreement (which payments shall be governed by subparagraph 2D hereof).
     In the event that the Corporation shall (with the consent of the holders of 66-2/3% of the Redeemable Preferred and 66-2/3% of the Convertible Preferred Stock as aforesaid) pay a dividend on the Common Stock (other than a dividend payable in shares of Common Stock) at any time when any shares of Convertible Preferred Stock are outstanding, the holders of shares of Convertible Preferred Stock shall be entitled to receive a dividend equal to the dividend that would have been payable to such holder if the shares of Convertible Preferred Stock held by such holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividend, which dividend shall be paid in addition to, and not in lieu of, dividends otherwise payable on such Convertible Preferred Stock in accordance with the terms hereof. Upon conversion of the Convertible Preferred Stock into shares of Common Stock, whether or not pursuant to Article 4A or Article 4J hereof, all accrued and unpaid dividends on such Convertible Preferred Stock shall be forfeited and the holder of such Common Stock issued upon conversion of the Convertible Preferred Stock shall have no right to receive any future dividends.
     2. Redemption. The shares of Preferred Stock shall be redeemable as follows:
     2A. Mandatory Redemption.
     (a) Except as and to the extent expressly prohibited by applicable law or as otherwise provided herein, the Corporation (i) shall redeem all of the outstanding shares of Series B Preferred Stock, Series F Preferred Stock and Series H Preferred Stock at any time upon 10 days prior written notice to the Corporation from the holders of not less than 66-2/3% of the shares of Redeemable Preferred Stock, and (ii) shall redeem all of the outstanding shares of Convertible Preferred Stock at any time upon 10 days prior written notice to the Corporation from the holders of not less than 66-2/3% of the shares of Convertible Preferred Stock, in each case in the manner and with the effect provided in subparagraph 2B and 2C below.
     (b) In addition, except and to the extent expressly prohibited by applicable law, upon:

     (1) the sale, lease or transfer, whether direct or indirect, of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, to any person or persons; or
     (2) the acquisition of beneficial ownership by any person or persons (other than Behrman Capital II L.P. or any of its affiliates), in a single transaction or a series of related transactions, of voting stock of the Corporation representing more than 50% of the voting power of all outstanding shares of such voting stock, whether by way of merger or consolidation or otherwise, other than by way of an Initial Public Offering;
(each of the foregoing, a “Change of Control”), the Corporation shall, not later than 20 days prior to the effective date of any such Change of Control, give notice thereof to the holder or holders of shares of Preferred Stock and, in the event that within l0 days after receipt of such notice, any holder or holders of shares of Preferred Stock shall elect, by written notice to the Corporation, to have any or all of its or their shares of Preferred Stock redeemed, the Corporation shall redeem the same (in the manner and with the effect provided in subparagraphs 2B and 2C below) not later than the effective date and time of such Change of Control. Any date on which the Corporation elects or is required to redeem shares of Preferred Stock as provided in this subparagraph 2A is referred to herein as a “Redemption Date.”
     For purposes of these Amended and Restated Articles of Incorporation; (i) the term “person” shall have the meaning set forth in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not applicable; (ii) the term “beneficial owner” shall have the meaning set forth in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events; (iii) any “person” will be deemed to beneficially own any voting stock of the Corporation so long as such person beneficially owns, directly or indirectly, in the aggregate a majority of the voting stock of a registered holder of the voting stock of the Corporation; and (iv) the term “affiliate” shall have the meaning set forth in Section 405 of the Securities Act.
     2B. Redemption Price. The Preferred Stock to be redeemed on a Redemption Date shall be redeemed by paying for each share of Series A Preferred Stock and Series B Preferred Stock the cash sum of $1.00, and for each share of Series C Preferred Stock the cash sum of $.80, for each share of Series E Preferred Stock and Series F Preferred Stock the cash sum of $1.50, and for each share of Series G Preferred Stock and Series H Preferred Stock the cash sum of $2.52, plus in each case an amount equal to dividends accrued and unpaid thereon up to such Redemption Date. Such amount is sometimes referred to herein as the “Redemption Price”. Except as otherwise provided in subparagraph 2A, not less than 20 days before any Redemption Date, written notice shall be given by mail, postage prepaid, to the holders of record of the Preferred Stock to be redeemed, such notice to be addressed to each such shareholder at its post office address as shown by the records of the Corporation, specifying the number of shares to be redeemed, the subparagraph or subparagraphs pursuant to which such redemption shall be made, the Redemption Price and the place and date of such redemption, which date shall not be a day on which banks in The City of New York are required or authorized to close. If such notice of redemption shall have been duly given and if on or before such Redemption Date the funds necessary for redemption shall have been set aside so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares of Preferred Stock to be redeemed shall not have been surrendered for cancellation, after the close of business on such Redemption Date, the shares so called for redemption shall no longer be deemed outstanding, the dividends thereon shall cease to accrue, and all rights with respect to such shares (except for the conversion rights with respect to any Convertible Preferred Stock, which as provided in subparagraph 4A shall terminate as of the close of business on the last full business day prior to each Redemption Date) shall forthwith cease, except only the right of the holders thereof to receive, upon presentation of the certificate representing shares so called for redemption, the Redemption Price therefor, without interest thereon.
     Notwithstanding the foregoing, if holders of shares of Convertible Preferred Stock elect to have shares redeemed in connection with a Change of Control as described above and the holders would have received consideration having a greater value than the Redemption Price if, immediately prior to such Change of Control, such shares had been converted into shares of Common Stock pursuant to the provisions of paragraph 4 hereof, then each holder of such shares of Convertible Preferred Stock shall be entitled to be paid, in lieu of the Redemption Price, the same consideration, including the same form of consideration, that would have been paid to them had their shares of Convertible Preferred Stock been converted to Common Stock immediately prior to such Change of Control and thereafter participated in such Change of Control. To clarify the foregoing, in lieu of redemption, the holders of Convertible Preferred Stock shall have the right to participate in any Change of Control on terms (such as a merger exchange rate) that gives effect to the provisions of this paragraph 2B.
     2C. Redeemed or Otherwise Acquired Shares to be Retired. Any shares of the Preferred Stock redeemed pursuant to this paragraph 2 or otherwise acquired by the Corporation in any manner whatsoever shall be permanently retired and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized Preferred Stock accordingly.
     2D. Payments Pro Rata With Warrant Agreement Payments. Any payments by the Corporation in respect of the redemption of the Preferred Stock pursuant to this paragraph 2, and any payments by the Corporation in respect of the Preferred Stock upon the liquidation, dissolution or winding up of the Corporation pursuant to paragraph 3 hereof, shall be made on a pro rata basis with such payments (if any) by the Corporation as may then be payable pursuant to Section 11(a), Section 11(b) or Section 12(a) of the Warrant Agreement.
     3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary:
     (i) the holders of the shares of the Series B Preferred Stock shall be entitled to be paid an amount equal to $1.00 per share, plus accrued but unpaid dividends thereon to the date of such payment, and no more, the holders of the Series F Preferred Stock shall be entitled to be paid an amount equal to $1.50 per share, plus accrued but unpaid dividends thereon to the date of such payment, and no more, and the holders of the Series H Preferred Stock shall be entitled to be paid an amount equal to $2.52 per share, plus accrued but unpaid dividends thereon to the date of such payment, and no more (such amounts being herein sometimes referred to as the “Redeemable Preferred Stock Liquidation Payments”); on a pari passu basis before any distribution or payment is made upon any Convertible Preferred Stock or any Common Stock; and
     (ii) the holders of the shares of Series A Preferred Stock, Series C Preferred Stock, Series E Preferred Stock and Series G Preferred Stock shall be entitled, on a pari passu basis after payment in full of the Redeemable Preferred Stock Liquidation Payments and before any distribution or payment is made upon any Common Stock, to be paid an amount equal to $1.00 per share of Series A Preferred Stock, $.80 per share of Series C Preferred Stock, $1.50 per share of Series E Preferred Stock and $2.52 per share of Series G Preferred Stock, respectively, plus accrued but unpaid dividends thereon to the date of such payment, and no more (such amounts being herein sometimes referred to as the “Convertible Preferred Stock Liquidation Payments”). If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Redeemable Preferred Stock of the Corporation shall be insufficient to permit payment in full to the holders of Redeemable Preferred Stock of the Redeemable Preferred Stock Liquidation Payments as aforesaid, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of Redeemable Preferred Stock. If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Redeemable Preferred Stock and Convertible Preferred Stock of the Corporation shall be sufficient to permit payment to the holders of Redeemable Preferred Stock of the Redeemable Preferred Stock Liquidation Payments as aforesaid but insufficient to permit payment in full to the holders of Convertible Preferred Stock of the Convertible Preferred Stock Liquidation Payments as aforesaid, then the entire assets of the Corporation to be distributed shall be distributed first to the holders of the Redeemable Preferred Stock to the extent of the Redeemable Preferred Stock Liquidation Payments and the remaining assets of the Corporation shall be distributed ratably (relative to their respective Convertible Preferred Stock Liquidation Payments) among the holders of Convertible Preferred Stock.
     Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining assets of the Corporation shall be distributed ratably to the holders of Common Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Redeemable Preferred Stock Liquidation Payments, the Convertible Preferred Stock Liquidation Payments and any remaining net assets available to be distributed to holders of Common Stock (including the holders of Convertible Preferred Stock pursuant to (iii) below), and the place where said sums shall be payable, shall be given by mail, postage prepaid, not less than 30 or more than 60 days prior to the payment date stated therein, to the holders of record of the Preferred Stock and the Common Stock, such notice to be addressed to each stockholder at his, her or its post office address as shown by the records of the Corporation. Neither the consolidation or merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of any of the provisions of this paragraph 3.
     (iii) Notwithstanding the foregoing, if, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of outstanding shares of Convertible Preferred Stock would have received consideration with a greater value than the aggregate amount to be received under paragraph 3(ii) above if all of their shares of Convertible Preferred Stock had been converted, immediately prior to such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, into shares of Common Stock pursuant to the provisions of paragraph 4 hereof, then each holder of such shares of Convertible Preferred Stock shall be entitled to receive, in lieu of the payments described in paragraph 3(ii) above, the same consideration, including the same form of consideration, that would have been paid to them had their shares of Convertible Preferred Stock been converted to Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and thereafter participated in such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.
     4. Conversion.
     4A. Right to Convert. Subject to the terms and conditions of this paragraph 4, the holder of any share or shares of Convertible Preferred Stock shall have the right, at its option at any time, to convert any such shares of Convertible Preferred Stock (except that upon any redemption of Convertible Preferred Stock or liquidation of the Corporation, the right of conversion shall terminate as to shares to be redeemed (or as to all shares in the case of a liquidation), at the close of business on the last full business day preceding the date fixed for payment of the amount distributable on the Convertible Preferred Stock) into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by dividing (a) in the case of Series A Preferred Stock (i) the number of shares of Series A Preferred Stock so to be converted multiplied by $1.00 by (ii) the conversion price of $1.00 per share, (b) in the case of Series C Preferred Stock (i) the number of shares of Series C Preferred Stock so to be converted multiplied by $0.80 by (ii) the conversion price of $0.80 per share, (c) in the case of Series E Preferred Stock (i) the number of shares of Series E Preferred Stock so to be converted multiplied by $1.50 by (ii) the conversion price of $1.50 per share, and (d) in the case of Series G Preferred Stock (i) the number of shares of Series G Preferred Stock so to be converted multiplied by $2.52 by (ii) the conversion price of $2.52 per share or, if there has been an adjustment of any such conversion price, by the applicable conversion price as last adjusted and in effect at the date any share or shares of the applicable Convertible Preferred Stock are surrendered for conversion (each such price, or each such price as last adjusted, being referred to herein as a “Conversion Price”). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Convertible Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Convertible Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address), subject to compliance with applicable laws to the extent such designation shall involve a transfer, in which the certificate or certificates for shares of Common Stock shall be issued.
     4B. Issuance of Certificates; Time Conversion Effected. Promptly after the receipt by the Corporation of the written notice referred to in subparagraph 4A and surrender of the certificate or certificates for the share or shares of the Convertible Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, subject to compliance with applicable laws to the extent such designation shall involve a transfer, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Convertible Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.
     4C. Fractional Shares; Partial Conversion. No fractional shares shall be issued upon conversion of the Convertible Preferred Stock into Common Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share, and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. In case the number of shares of Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph 4A exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Convertible Preferred Stock, represented by the certificate or certificates surrendered which are not to be converted. If any fractional interest in a share of Common Stock would, except for the provisions of the first sentence of this subparagraph 4C, be delivered upon any such conversion, the Corporation, in lieu of delivering the fractional share thereof, shall pay to the holder surrendering the Convertible Preferred Stock for conversion an amount in cash equal to the current market price or fair value of such fractional interest as determined in good faith by the Board of Directors of the Corporation.

     4D. Adjustment of Price Upon Issuance of Common Shares. Except as provided in subparagraph 4F hereof, if, after the issuance of the Series A Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock or the Series G Preferred Stock, as the case may be, and whenever the Corporation shall issue or sell, or is, in accordance with subparagraphs 4D(1) through 4D(7), deemed to have issued or sold, any shares of its Common Stock without consideration or for a consideration per share less than the Conversion Price for any series of Convertible Preferred Stock in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price for any series of Convertible Preferred Stock shall be reduced to the price (calculated to the nearest cent) determined by dividing (i) an amount equal to the sum of (a) the number of shares of Common Stock outstanding immediately prior to such issue or sale (including as outstanding all shares of Common Stock issuable upon conversion of outstanding Convertible Preferred Stock) multiplied by the then existing Conversion Price for any series of Convertible Preferred Stock, and (b) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale (including as outstanding all shares of Common Stock issuable upon such conversion of outstanding Convertible Preferred Stock without giving effect to any adjustment in the number of shares so issuable by reason of such issue and sale).
     No adjustment of any Conversion Price, however, shall be made in an amount less than $.01 per share, and any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to $.01 per share or more.
     For purposes of this subparagraph 4D, the following subparagraphs 4D(1) to 4D(7) shall also be applicable:
     4D(1). Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such rights or options being herein called “Options” and such convertible or exchangeable stock or securities being herein called “Convertible Securities”), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than any Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph 4D(3), no adjustment of any Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.
     4D(2). Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than any Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding; provided that (a) except as otherwise provided in subparagraph 4D(3) below, no adjustment of any Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Option to purchase any such Convertible Securities for which adjustments of any Conversion Price have been or are to be made pursuant to other provisions of this subparagraph 4D, no further adjustment of such Conversion Price shall be made by reason of such issue or sale.
     4D(3). Change in Option Price or Conversion Rate. If (i) the purchase price provided for in any Option referred to in subparagraph 4D(I); or (ii) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph 4D(1) or 4D(2); or (iii) the rate at which any Convertible Securities referred to in subparagraph 4D(1) or 4D(2) are convertible into or exchangeable for Common Stock shall change at any time (in each case other than under or by reason of provisions designed to protect against dilution), each Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price for such series of Convertible Preferred Stock which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, each Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price for such series of Convertible Preferred Stock which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in any such Option referred to in subparagraph 4D(1) or the rate at which any Convertible Securities referred to in subparagraph 4D(1) or 4D(2) are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Securities, each Conversion Price then in effect hereunder shall forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Securities never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment such Conversion Price then in effect hereunder is thereby reduced.
     4D(4). Stock Dividends. In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration and each Conversion Price shall be reduced as if the Corporation had subdivided its outstanding shares of Common Stock into a greater number of shares, as provided in subparagraph 4D(5) hereof.
     4D(5). Subdivision or Combination of Stock. In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares or shall declare or pay a dividend on its outstanding shares of Common Stock payable in shares of Common Stock, each Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, each Conversion Price in effect immediately prior to such combination shall be proportionately increased.
     4D(6). Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. The amount of consideration deemed to be received by the Corporation pursuant to the foregoing provisions of this subparagraph 4D(6) upon any issuance and/or sale of shares of Common Stock, Options or Convertible Securities, pursuant to an established compensation plan of the Corporation, to directors, officers or employees of the Corporation in connection with their employment shall be increased by the amount of any tax benefit realized by the Corporation as a result of such issuance and/or sale, the amount of such tax benefit being the amount by which the Federal and/or state income or other tax liability of the Corporation shall be reduced by reason of any deduction or credit in respect of such issuance and/or sale. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.
     4D(7). Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities, or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.
     4E. Special Antidilution Protection. If any action by the Corporation results in (i) a reduction in any Conversion Price pursuant to subparagraph 4(D) hereof and (ii) an adjustment in the number of Warrant Shares issuable pursuant to the Warrant Agreement, then the Conversion Price shall be equitably adjusted (in a manner reasonably satisfactory to the holders of a majority in interest of the Convertible Preferred Stock then outstanding) in order that (1) the ratio of (A) the number of shares of Common Stock issuable upon conversion of all outstanding shares of Convertible Preferred Stock (“Conversion Shares”) to (B) the number of Warrant Shares then issuable, in each case prior to the adjustments described in clauses (i) and (ii) above, is equal to (2) the ratio of the number of Conversion Shares to the number of Warrant Shares issuable, in each case after giving effect to the adjustments contemplated by the Warrant Agreement. Notwithstanding the foregoing, in the event that upon such action by the Company, the adjustment provisions of subparagraph 4(D) would result in a lower Conversion Price than would result from the adjustment set forth in this subparagraph 4(E), then the Conversion Price shall be adjusted in accordance with subparagraph 4(D) without regard to this subparagraph 4(E).
     4F. Certain Issues Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not make any adjustment of any Conversion Price in the case of (i) the issuance of shares of Common Stock upon conversion of Convertible Preferred Stock; (ii) the issuance of up to 1,422,414 shares of Common Stock pursuant to certain stock option agreements between the Corporation and Messrs. Lawrence R. Deering and Joseph D. Conte in the forms annexed as Exhibits F1, F2, F3 and F4 to the Securities Purchase Agreement (the “Securities Purchase Agreement”) dated as of March 24, 1998 between the Corporation and the Purchasers named therein; (iii) the issuance of up to 1,957,414 shares of Common Stock to certain employees, officers or directors of the Corporation or its subsidiaries pursuant to stock options approved by the Board of Directors of the Corporation pursuant to the Stock Option Plan annexed as Exhibit E to the Securities Purchase Agreement or a plan containing similar terms and provisions; (iv) the issuance of shares of Common Stock as consideration in acquisitions of other business entities (provided that such acquisitions have been approved by the Board of Directors of the Corporation); (v) the issuance of the Warrant Shares pursuant to the Warrant Agreement (subject to the provisions of subparagraph 4(E) hereof); (vi) the adjustment of the Conversion Price of either series of Convertible Preferred Stock pursuant to this Article Fourth of these Fifth Amended and Restated Articles of Incorporation and (vii) the issuance of the Series C Preferred Stock pursuant to that certain Agreement dated as of July 31, 2000 between the Corporation, Behrman Capital II, L.P., Strategic Entrepreneur Fund II and Glenn A. Tobias; (viii) the issuance of up to 200,000 shares of Common Stock and up to 300,000 shares of any class of Preferred Stock to any employee pursuant to any stock purchase plan or stock award plan authorized by the Board of Directors; (ix) the issuance of 2,100,667 Shares of Series E Convertible Preferred Stock and 6,300,000 shares of Series F Redeemable Preferred Stock pursuant to that certain Securities Purchase Agreement and that certain Conversion Agreement, each dated as of August 14, 2002 between the Corporation and the parties thereto; (x) the issuance of warrants to purchase shares of Common Stock that may be issued to Smith/Packett Med-Com, Inc. pursuant to that Master Agreement dated as of January 14, 1999, as amended, as well as the issuance of the shares upon conversion of such warrants; (xi) the issuance of warrants to purchase shares of Common Stock that may be issued to the James B. Renacci Trust — 1998 pursuant to that Warrant Agreement dated as of February 29, 2000 as well as the issuance of the shares upon conversion of such warrants; (xii) the issuance of 1,587,302 Shares of Series G Convertible Preferred Stock and 4,761,904 shares of Series H Redeemable Preferred Stock pursuant to that certain Securities Purchase Agreement dated as of December 28, 2004 between the Corporation and the parties thereto, and (xiii) the issuance of 3,497,025 Shares of Series G Convertible Preferred Stock and 2,098,215 shares of Series H Redeemable Preferred Stock pursuant to that certain Securities Purchase Agreement dated as of April 26, 2005 between the Corporation and the parties thereto.
     4G. Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way (including, without limitation, by way of consolidation or merger) that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provision (in form satisfactory to the holders of at least 66-2/3% of the outstanding shares of Convertible Preferred Stock, voting together as a single class except as required by law) shall be made whereby each holder of a share of shares of Convertible Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable upon the conversion of such share or shares of the Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization or reclassification not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of each Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights (including an immediate adjustment, by reason of such reorganization or reclassification, of each Conversion Price to the value for the Common Stock reflected by the terms of such reorganization or reclassification if the value so reflected is less than such Conversion Price in effect immediately prior to such reorganization or reclassification). In the event of a merger or consolidation of the Corporation as a result of which a greater or lesser number of shares of common stock of the surviving corporation are issuable to holders of Common Stock of the Corporation outstanding immediately prior to such merger or consolidation, each Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Corporation. The Corporation will not effect any such consolidation or merger, or any sale of all or substantially all its assets and properties, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or purchasing such assets shall assume by written instrument (in form reasonably satisfactory to the holders of at least 66-2/3% of the shares of Convertible Preferred Stock, voting together as a single class except as required by law, at the time outstanding) executed and mailed or delivered to each holder of shares of Convertible Preferred Stock at the last address of such holder appearing on the books of the Corporation, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.
     4H. Notice of Adjustment. Upon any adjustment of any Conversion Price, then and in each such case the Corporation shall give written notice thereof, by first class mail, postage prepaid, addressed to each holder of shares of Series A Preferred Stock, if such adjustment occurs to the Conversion Price of the Series A Preferred Stock, or to each holder of shares of Series C Preferred Stock, if such adjustment occurs to the Conversion Price of the Series C Preferred Stock, or to each holder of shares of Series E Preferred Stock if such adjustment occurs to the Conversion Price of the Series E Preferred Stock, or to each holder of shares of Series G Preferred Stock if such adjustment occurs to the Conversion Price of the Series G Preferred Stock, at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.
     4I. Other Notices. In case at any time:
     (1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;
     (2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;
     (3) there shall be any capital reorganization, reclassification or Change of Control;
     (4) there shall be an Initial Public Offering or any other offering of securities registered under the Securities Act of 1933, as amended; or
     (5) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;
then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 20 days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, Change of Control, dissolution, liquidation or winding up, and (b) in the case of any such reorganization, reclassification, Change of Control, dissolution, liquidation or winding up, at least 20 days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, Change of Control, dissolution, liquidation or winding up, as the case may be.
     4J. Mandatory Conversion. The Convertible Preferred Stock shall be automatically converted if at any time the Corporation shall effect an initial public offering of shares of its Common Stock registered under the Securities Act of 1933, as amended, with proceeds to the Corporation in excess of $20,000,000, and with a per share offering price to the public of not less than $2.50 (appropriately adjusted for splits after the date hereof) (an “Initial Public Offering”); such conversion shall be effected at the time of and subject to the closing of the sale of such shares.
     4K. Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of issuance upon the conversion of the Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Convertible Preferred Stock. All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges arising out of or by reason of the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such actions as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Price. The Corporation will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed. The Corporation will not take any action which results in any adjustment of any Conversion Price if after such action the total number of shares of Common Stock issued and outstanding and thereafter issuable upon exercise of all options and conversion of Convertible Securities, including upon conversion of the Convertible Preferred Stock, would exceed the total number of shares of Common Stock then authorized by the Corporation’s Amended and Restated Articles of Incorporation.
     4L. No Reissuance of Convertible Preferred Stock. Shares of Convertible Preferred Stock that are converted into shares of Common Stock as provided herein shall not be reissued.
     4M. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Convertible Preferred Stock which is being converted.

     4N. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Convertible Preferred Stock in any manner which interferes with the timely conversion of such Convertible Preferred Stock.
     4O. Definition of Common Stock. As used in this paragraph 4, the term “Common Stock” shall mean and include the Corporation’s authorized Common Stock, $.00008 par value, as constituted on the date of filing of these Amended and Restated Articles of Incorporation and shall also include any capital stock of any class of the Corporation thereafter authorized that shall not be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided, however, that such term, when used to describe the securities receivable upon conversion of shares of the Convertible Preferred Stock of the Corporation, shall include only shares designated as Common Stock of the Corporation on the date of filing of these Amended and Restated Articles of Incorporation, any shares resulting from any combination or subdivision thereof referred to in subparagraph 4D(5), or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph 4G.
     5. Voting.
     5A. Redeemable Preferred Stock. Except as otherwise provided by law or these Amended and Restated Articles of Incorporation, the holders of Redeemable Preferred Stock shall have no vote on any matters to be voted on by the stockholders of the Corporation.
     5B. Convertible Preferred Stock. Except as otherwise provided by law or these Amended and Restated Articles of Incorporation, the holders of Convertible Preferred Stock shall vote together with the holders of Common Stock on all matters to be voted on by the stockholders of the Corporation, and each holder of Convertible Preferred Stock shall be entitled to one vote for each share of Common Stock that would be issuable to such holder upon the conversion of all the shares of Convertible Preferred Stock held by such holder on the record date for the determination of stockholders entitled to vote.
     6. Restrictions. At any time when shares of Preferred Stock are outstanding and in addition to any other vote of stockholders required by law or by these Amended and Restated Articles of Incorporation, without the prior consent of the holders of 66 2/3% of (i) the outstanding Redeemable Preferred Stock and (ii) the outstanding Convertible Preferred Stock, in each case given in person or by proxy, either in writing or at a special meeting called for that purpose, at which meeting: (x) the holders of the Redeemable Preferred Stock and the Convertible Preferred Stock shall vote as separate classes: (y) the holders of the Series A Preferred Stock, the holders of the Series C Preferred Stock, the holders of the Series E Preferred Stock and the holders of the Series G Preferred Stock shall, except as required by law, vote together as a single class; and (z) the holders of the Series B Preferred Stock, the holders of the Series F Preferred Stock and the holders of the Series H Preferred Stock shall, except as required by law, vote together as a single class:

     (i) The Corporation will not (a) create or authorize the creation of any additional class of shares unless the same ranks junior to the Redeemable Preferred Stock and the Convertible Preferred Stock as to dividends and redemptions and as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation; (b) increase the authorized amount of the Redeemable Preferred Stock or the Convertible Preferred Stock, or increase the authorized amount of any additional class of shares unless the same ranks junior to the Redeemable Preferred Stock and the Convertible Preferred Stock as to dividends and redemptions and as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation; or (c) create or authorize any obligations or securities convertible into shares of Preferred Stock or into shares of any other class unless the same ranks junior to the Preferred Stock as to dividends and as to the distribution of assets on the liquidation, dissolution, or winding up of the Corporation, in each case whether any such creation or authorization or increase shall be by means of amendment of these Amended and Restated Articles of Incorporation or by merger, consolidation or otherwise;
     (ii) The Corporation will not amend, alter or repeal these Amended and Restated Articles of Incorporation or its By-laws in any manner which affects the respective preferences, voting power, qualifications, special or relative rights or privileges of the Redeemable Preferred Stock or the Convertible Preferred Stock or which in any manner adversely affects the Preferred Stock;
     (iii) The Corporation will not declare, or set aside funds for the payment of, dividends on any class of stock of the Corporation, other than dividends on Preferred Stock pursuant to paragraph 1 hereof;
     (iv) The Corporation will not (A) effect or permit to occur any Change of Control; (B) consolidate or merge the Corporation or any subsidiary (whether direct or indirect) with or into any other entity or sell, lease or transfer all or substantially all of the assets of the Corporation or any of its subsidiaries, whether or not such merger, consolidation or sale would constitute a “Change of Control”; or (C) consent to any liquidation, dissolution or winding up of the Corporation;
     (v) The Corporation will not enter into any new lines of business fundamentally different from those engaged in by the Corporation as of the date of these Amended and Restated Articles of Incorporation; and
     (vi) The Corporation will not issue or sell any shares of capital stock of the Corporation or any of its subsidiaries or of any options, warrants or other rights to acquire any such shares other than such issuances as are enumerated in subparagraph 4(F) hereof, unless such issuance or sale has been approved by the holders of a majority of each of the Redeemable Preferred Stock and the Convertible Preferred Stock, voting as separate classes, and by the holders of the Convertible Preferred Stock voting together as a single class except as required by law.

II.
COMMON STOCK
     All shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges:
     1. Dividends. The holders of shares of Common Stock shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors of the Corporation out of funds legally available for such purpose, subject to the provisions of paragraph 1 of subdivision I of this Article FOURTH with respect to the rights of holders of the Preferred Stock.
     2. Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to holders of Preferred Stock of the full amounts to which they shall be entitled as stated and expressed herein or as may be stated and expressed pursuant hereto, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock, to share ratably according to the number of shares of Common Stock held by them in the remaining assets of the Corporation available for distribution to its stockholders.
     3. Voting. Except as otherwise provided by law, the holders of Common Stock shall be entitled to vote on all matters to be voted on by the stockholders of the Corporation. Each holder of Common Stock shall been entitled to one vote for each share of Common Stock so held on the record date for the determination of stockholders entitled to vote.
     FIFTH. A director of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action unless as set forth in 15 Pa. C.S. §§ 1711-1718 the director has breached or failed to perform the duties of his or her office referenced thereunder and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the foregoing provision shall not eliminate or limit (i) the responsibility or liability of a director pursuant to any criminal statute, or (ii) the liability of a director for the payment of taxes pursuant to local, state or federal law. Any repeal, modification or adoption of any provision inconsistent with this Article, shall be prospective only, and neither the repeal or modification of this Article nor the adoption of any provision inconsistent with this Article shall adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification or the adoption of such inconsistent provision.

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